                                                                    EXHIBIT 12.1

                            KEY ENERGY SERVICES, INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                                       Six Months
                                                                  Years Ended June 30,                   Ended
                                                   --------------------------------------------------  December 31,
                                                    1998        1999      2000       2001      2002        2002
                                                   ------    ---------  --------   -------   --------  ------------
Earnings before tax..............................  38,805    $(78,933)  $(25,785)   99,967    60,445     (2,022)
Interest expense.................................  21,476      67,401     71,930    56,560    43,332     22,743
Imputed interest (A).............................   2,673       2,438      2,153     2,024     2,152      1,669
                                                   ------    ---------  --------   -------   --------  ------------
Adjusted Earnings................................  62,954      (9,094)    48,298   158,551   105,929     22,930
                                                   ======    =========  ========   =======   ========  ============
Interest expensed, imputed and capitalized (B)...  24,149      69,839     74,083    59,214    47,150     25,814
                                                   ======    =========  ========   =======   ========  ============
Ratio of earnings to fixed charges...............    2.61       -          -          2.68      2.25      -


(A)  Imputed interest is equal to approximately 1/3 of operating lease expenses.
(B) For the years ended June 30, 2001 and 2002 and the six months ended December 31, 2002, capitalized interest was approximately $630,000, $1,666,000 and $1,402,000, respectively.

For the years ended June 30, 1999 and 2000, and the six months ended December 31, 2002, earnings were insufficient to cover fixed charges by $78.9 million, $25.6 million and $3.4 million, respectively.